Exhibit 99.1

Array BioPharma And Ono Pharmaceutical Co., Ltd. Announce A License, Development And Commercialization Partnership For Two Novel Oncology Compounds, Binimetinib And Encorafenib

-  Ono will receive rights to develop and commercialize binimetinib and encorafenib in Japan and South Korea, strengthening its growing oncology portfolio  -

-  Array to receive $31.6 million up-front payment and up to $156.0 million in additional development and commercial milestones, as well as robust double-digit royalties on future sales  -

BOULDER, Colo. and OSAKA, Japan, May 31, 2017 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY) and Ono Pharmaceutical Co., Ltd. ("Ono") today announced a license, development and commercialization partnership for Array's late-stage novel oncology compounds, binimetinib and encorafenib. As a result of this agreement, Ono will receive rights to develop and commercialize binimetinib and encorafenib in Japan and South Korea. Binimetinib, a MEK inhibitor, and encorafenib, a BRAF inhibitor, are currently in two global Phase 3 trials, for the treatment of patients with BRAF-mutant melanoma (COLUMBUS) and BRAF-mutant colorectal cancer (BEACON CRC).

Under the terms of the agreement, Array will receive an upfront payment of $31.6 million (¥3.5 billion) and retains exclusive commercialization rights for binimetinib and encorafenib in the United States, Canada and Israel. Array is entitled to receive up to an additional $156 million (¥17.3 billion) if certain development and commercial milestones are achieved. A portion of these milestones is related to the Phase 3 BEACON CRC trial. In addition, Array will be eligible for robust, tiered, double-digit royalties based on product sales in Japan and South Korea. Ono will obtain the right to conduct clinical trials of binimetinib and encorafenib in Japan and South Korea, as well as participate in all future global development of binimetinib and encorafenib by contributing 12% of those future costs.

"In Ono, we selected a market leader in immuno-oncology with a rapidly growing product portfolio and recent track record of successful development and commercialization in Japan," said Ron Squarer, Chief Executive Officer, Array BioPharma. "This partnership allows us to remain focused on commercializing binimetinib and encorafenib in the US, while benefiting from Ono's clear expertise in these key markets."

"We are very delighted to collaborate on binimetinib and encorafenib with Array, a leading company with proven and successful experience in research and development of molecularly targeted therapy," said Gyo Sagara, President, Representative Director and Chief Executive Officer, Ono. "These two compounds have shown promising efficacy and safety in the previous clinical trials and we believe that both compounds can be a new therapeutic option as a combination therapy for patients with BRAF-mutant melanoma, BRAF-mutant colorectal cancer and beyond."

Binimetinib and encorafenib are investigational medicines and are not currently approved in any country.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Array invented drugs are currently advancing in registration trials: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), larotrectinib (partnered with Loxo Oncology), tucatinib (partnered with Cascadian Therapeutics) and ipatasertib (partnered with Genentech). In November 2015, Array entered into a binimetinib and encorafenib agreement with Pierre Fabre, including a global development partnership under which future development costs are shared 60:40 (Array:Pierre Fabre). As part of the agreement, Array retained exclusive commercial rights to the US, Canada, Japan, South Korea and Israel, while Pierre Fabre gained exclusive commercial rights to all other countries, including Europe.

About Ono Pharmaceutical Co., Ltd.

Ono Pharmaceutical Co., Ltd., headquartered in Osaka, Japan, is an R&D-oriented pharmaceutical company committed to creating innovative medicines in specific areas. It focuses especially on the diabetes and oncology areas. For more information, please visit the company's website at http://www.ono.co.jp/eng/index.html.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential to receive milestone and royalty payments under the Agreement with Ono, the effectiveness of the agreement with Ono, the timing of the announcement of the results of clinical trials for the binimetinib and encorafenib programs, the timing of the completion or initiation of further development of the binimetinib and encorafenib programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, and the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks relating to the regulatory approval process for our drug candidates, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of May 31, 2017. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com